SEALSQ to Hold its First Analyst & Investor Day

on April 1, 2024 in New York City

Geneva, Switzerland – February 2, 2024: SEALSQ Corp ("SEALSQ" or "Company") (NASDAQ: LAES) a company that focuses on developing and selling Semiconductors, PKI and Post-Quantum technology hardware and software products, today announced that it will hold its first Analyst and Investor Day on April 1, 2024 at the Nasdaq Market Site.

Interested parties must confirm attendance (in person or via webcast) by registering using the following link: https://www.sealsq.com/investors/events-in-person-registration.

Preliminary Agenda:	Event to begin at 9:00 am ET
Topic	Presenter
Insight into recent achievements, an in-depth look at SEALSQ’s cutting-edge technology, upcoming initiatives, and the much-anticipated launch of SEALCOIN.	Carlos Moreira, CEO
FY 2023 financial results and general expectations for FY 2024.	John O’Hara, CFO
Q&A session

Understanding the diverse needs of its audience, SEALSQ’s event will be simultaneously webcast for those who prefer a digital experience or are unable to attend in person. A recording of the live and archived presentation can be accessed through the ‘Investors’ section of its website, found here.

The event, which will include presentations by the management team and a Q&A session, will offer an in-depth look into SEALSQ's recent achievements, cutting-edge technologies, and the much-anticipated launch of the SEALCOIN Token. The team will also share valuable insights into the Company’s strategic plans and upcoming initiatives.

SEALSQ offers cutting edge integrated solutions, specializing in Semiconductors, Public Key Infrastructure (PKI), Provisioning services, Tokenization and leading the charge in Post-Quantum technology hardware and software products. The Company’s extensive portfolio serves a range of applications, from Multi-Factor Authentication tokens to Smart Energy, IT Network Infrastructure, Automotive, and Industrial Automation and Control Systems. In an era where digital security is paramount, SEALSQ’s focus on Post-Quantum Cryptography (PQC) positions it to counter potential quantum computing threats effectively.

About SEALSQ

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks.

For more information please visit www.sealsq.com.

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include SEALSQ's ability to implement its growth strategies; SEALSQ’s ability to generate revenue from emerging new semiconductors; SEALSQ’s ability to generate revenue from Matter certification and the new cyber trust mark standards; the successful introduction of the WISeSat picosatellite constellation; SEALSQ's ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; and the risks discussed in SEALSQ's filings with the SEC. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

SEALSQ Corp is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

Press and investor contacts:

SEALSQ Corp. Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@sealsq.com	SEALSQ Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +212 836-9612 / kmurphy@equityny.com